Exhibit 10.1

AMENDMENT NO. 1 TO

SERIES C CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

     This Amendment No. 1 to Series C Convertible Preferred Stock Purchase Agreement (the “Amendment”) is entered into as of December 11, 2002, by and between Computer Motion, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Exhibit A hereto (each a “Purchaser” and collectively, the “Purchasers”).

R E C I T A L S

     WHEREAS, the Company and the Purchasers have entered into that certain Series C Convertible Preferred Stock Purchase Agreement, dated as of October 31, 2002 (the “Agreement”), pursuant to which the Company sold and issued to the Purchasers shares of the Company’s Series C Convertible Preferred Stock and warrants to purchase shares of the Company’s Common Stock;

     WHEREAS, the parties desire to amend the Agreement as hereinafter set forth.

     NOW, THEREFORE, the parties agree as follows:

A G R E E M E N T

     1.     Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement, as amended hereby.

     2.     Stockholder Approval. Section 3.13 shall be amended and restated to read, in its entirety, as follows:

     “Within twenty (20) days following the Closing, the Company shall solicit by proxy stockholder approval to authorize (i) the issuance to the Purchasers of shares of Common Stock which the Purchasers could acquire upon conversion of the Preferred Shares in accordance with the terms thereof, which maximum amount is in excess of 20% of the currently outstanding shares of Common Stock of the Company and (ii) the purchase by Robert W. Duggan of up to an aggregate of four million dollars ($4,000,000) Stated Value of Series C Preferred Shares. If stockholder approval is not obtained within ninety (90) days following the Closing, each Purchaser shall have the option to redeem one-half (1/2) of its Series C Preferred Shares originally purchased at a redemption price of one hundred percent (100%) of the face value of such Series C Preferred Shares plus accrued and unpaid dividends and upon payment in full, the Purchasers shall surrender certificates representing such redeemed Series C Preferred Shares for cancellation.”

     3.     Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

     4.     Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions. This Amendment shall not be interpreted or construed with any presumption against the party causing this Amendment to be drafted.

     5.     Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first written above.

COMPUTER MOTION, INC.

By: Name: Title:

PURCHASERS

By: Name: Title: